As filed with the Securities and Exchange Commission on June 12, 1995

                                                            Registration No. 33-

                       ----------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                                DATASCOPE CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                                            13-2529596
- -------------------------------                  -------------------------------
(State or other jurisdiction of                  (I.R.S. Employer Identification
incorporation or organization)                               Number)


              14 Philips Parkway, Montvale, New Jersey 07645-9998
              ---------------------------------------------------
              (Address of principal executive offices) (Zip Code)

                    DATASCOPE CORP. STOCK OPTION AGREEMENTS
                    ---------------------------------------
                            (Full title of the Plan)

Lawrence Saper                          With a     Gerald Adler, Esq.
Chairman of the Board and President     copy to:   Shereff, Friedman, Hoffman &
Datascope Corp.                                      Goodman, LLP
14 Philips Parkway                                 919 Third Avenue
Montvale, New Jersey 07645-9998                    New York, New York  10022
(201) 391-8100                                     (212) 758-9500


                  -------------------------------------------
                      (Name, address and telephone number,
                  including area code, of agents for service)


                        CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------
    Title of                                    Proposed          Proposed Maximum
  Securities to           Amount to         Maximum Offering          Aggregate             Amount of
  be Registered         be Registered       Price Per Share        Offering Price       Registration Fee
  -------------         -------------       ----------------       --------------       -----------------
Common Stock, par
 value $0.01 per        36,000 shares             $ 7.833           $     281,988
 share

Common Stock, par
 value $0.01 per         3,000 shares             $16.500           $      49,500
 share

Common Stock, par
 value $0.01 per        15,000 shares             $ 7.375           $     110,625
 share

Common Stock, par
 value $0.01 per        12,000 shares             $14.750           $     177,000
 share

Common Stock, par
 value $0.01 per         3,000 shares             $15.000           $      45,000
 share

Common Stock, par
 value $0.01 per        83,000 shares             $18.250           $   1,514,750
 share

Common Stock, par
 value $0.01 per         5,000 shares             $14.250           $      71,250
 share

Common Stock, par
 value $0.01 per           700 shares             $22.375           $   15,662.50
 share

                       157,700 shares                               $2,265,775.50            $781.30
- ---------------------------------------------------------------------------------------------------------

                                    PART II

                          INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


Item 3.          Incorporation of Documents by Reference

                 The following documents which have been filed by Datascope Corp., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                 (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, which is the Registrant's latest Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                 (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1994, December 31, 1994 and March 31, 1995.

                 (c) The Registrant's Current Report on Form 8-K filed with the Commission on May 4, 1995.

                 (d) The description of the Registrant's Common Stock, par value $0.01 per share, contained in the Registrant's Registration Statement on Form 8-A filed with the Commission, including any amendment or report filed for the purpose of updating such description.

                 All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement as of the date of the filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities

                 Not applicable.

Item 5.          Interests of Named Experts and Counsel

                 Not applicable.

Item 6.          Indemnification of Directors and Officers

                 The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Certificate of Incorporation and By-laws of the Registrant. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys'
fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority vote of a quorum consisting of the directors who were not parties to the action or, if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

                 The Certificate of Incorporation of the Registrant (the "Certificate"), provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

                 The Registrant's By-laws provide that the Registrant shall indemnify an officer or director for any costs incurred by such officer or director in connection with a proceeding against such officer or director by reason of the fact that he is or was an officer or director of the Registrant, unless such indemnification is prohibited under applicable law. Pursuant to the By-laws, the Registrant may also be required to advance funds to an officer or director who is entitled to indemnification upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined that such person is not entitled to indemnification. The By-laws further provide that the Registrant may provide indemnification or the advancement of expenses to any other person as permitted by applicable law. Such By-law provisions are intended to be broader than the statutory indemnification provided in the DGCL. However, the extent to which such broader indemnification may be permissible under Delaware law has not been established.

                 The Registrant maintains a Directors & Officers Liability policy. The policy's coverage, among other things, (i) provides for payment on behalf of the Registrant's officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacities as such, with no annual individual deductible element per director or officer, and (ii) provides for reimbursement of the Registrant against such loss for which the Registrant grants indemnification to any director or officer, as permitted or required by law, with a retention of $250,000 per claim. In addition, the maximum coverage with respect to any loss is $10,000,000, including defense costs, and the maximum coverage with respect to all losses occurring in any policy year is also $10,000,000. There is no coverage for loss from claims made against directors or officers arising from certain statutory liabilities and specified categories of misconduct, including claims (i) for the return of remuneration paid without prior shareholder approval if it is judicially determined that such remuneration was in violation of law, (ii) for an accounting of profits made from a purchase or sale within the meaning of Section 16(b) of the Exchange Act, (iii) with respect to acts of active and deliberate dishonesty that were committed or attempted with actual dishonest purpose, or (iv) with respect to a judicial determination that the individual gained personal profit or other advantage to which he was not legally entitled.

Item 7.          Exemption from Registration Claimed

                 Not applicable.

Item 8.          Exhibits

                 The following exhibits are filed as part of this Registration
                 Statement:

                 Exhibit

                 Number           Description
                 ------           -----------
                 4.1              Datascope Corp. Stock Option Agreement made as of March 1, 1990 between Registrant and David Altschiller.

                 4.2              Datascope Corp. Stock Option Agreement made as of September 28,
                                  1990 between Registrant and David Altschiller.

                 4.3              Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and David
                                  Altschiller.

                 4.4              Datascope Corp. Stock Option Agreement made as of March 1, 1990 between Registrant and William L.
                                  Asmundson.

                 4.5              Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and William
                                  L. Asmundson.

                 4.6              Datascope Corp. Stock Option Agreement made as of May 11, 1993 between Registrant and Sjef Ernst.

                 4.7              Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and Leonard
                                  Gottlieb.

                 4.8              Datascope Corp. Stock Option Agreement made as of December 7, 1988 between Registrant and Joseph
                                  Grayzel, M.D.

                 4.9              Datascope Corp. Stock Option Agreement made as of March 1, 1990 between Registrant and Joseph
                                  Grayzel, M.D.

                 4.10             Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and Joseph
                                  Grayzel, M.D.

                 4.11             Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and Joseph
                                  Grayzel, M.D.

                 4.12             Datascope Corp. Stock Option Agreement made as of February 19, 1993 between Registrant and George
                                  Heller.

                 4.13             Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and George
                                  Heller.

                 4.14             Datascope Corp. Stock Option Agreement made as of January 22, 1993 between Registrant and Tracy
                                  Moon.

                 4.15             Datascope Corp. Stock Option Agreement made as of May 18, 1994 between Registrant and Tracy Moon.

                 4.16             Datascope Corp. Stock Option Agreement made as of May 11, 1994 between Registrant and Gunther
                                  Ruttgers.

                 4.17             Datascope Corp. Stock Option Agreement made as of March 1, 1990 between Registrant and Norman M.
                                  Schneider.

                 4.18             Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and Norman
                                  M. Schneider.

                 4.19             Special Stock Grant, from Registrant to Susan Chapman.

                 4.20             Special Stock Grant, from Registrant to Patricia Shields.

                 5                Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.

                 23.1             Consent of Deloitte & Touche, LLP

                 23.2             Consent of Shereff, Friedman, Hoffman & Goodman, LLP (included in Exhibit 5.)

                 24               Power of Attorney (included in signature page to this Registration Statement.)

Item 9.          Undertakings

                 (a)   The undersigned Registrant hereby undertakes:

                       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i)     To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                 Provided, however, that paragraphs (a)(1)(i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
         Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, State of New Jersey, on this 12th day of June, 1995.


                                            DATASCOPE CORP.


                                            By: /s/ Lawrence Saper
                                               --------------------------------
                                               Lawrence Saper
                                               Chairman of the Board
                                               and President


                               POWER OF ATTORNEY

                 KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Lawrence Saper and Murray Pitkowsky, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Name and Signature                            Title                                   Date
      ------------------                            -----                                   ----

  /s/ Lawrence Saper                        Chairman of the Board,                       June 12, 1995
  ---------------------------               President and Director
  Lawrence Saper                            (Principal Executive Officer)

  /s/ Murray Pitkowsky                      Senior Vice President,                       June 12, 1995
  ---------------------------               Secretary
  Murray Pitkowsky

  /s/ Stephen E. Wasserman                  Vice President, Treasurer, Chief                     June 12, 1995
  ---------------------------               Financial Officer, President -
  Stephen E. Wasserman                      Patient Monitoring Division
                                            (Principal Financial and Accounting
                                            Officer)

  /s/ David Altschiller                     Director                                             June 12, 1995
  ---------------------------
  David Altschiller



  /s/ William L. Asmundson                  Director                                             June 12, 1995
  ---------------------------
  William L. Asmundson


  /s/ Joseph Grayzel, M.D.                  Director                                             June 12, 1995
  ---------------------------
  Joseph Grayzel, M.D.


  /s/ George Heller                         Director                                             June 12, 1995
  ---------------------------
  George Heller


  /s/ Norman M. Schneider                   Director                                             June 12, 1995
  ---------------------------
  Norman M. Schneider

                                DATASCOPE CORP.

                                    FORM S-8
                             REGISTRATION STATEMENT


                                 EXHIBIT INDEX

Exhibit                                                                                               Sequentially
- -------                                                                                                 Numbered
                                                                                                          Page
                                                                                                      ------------
4.1        Datascope Corp. Stock Option Agreement made as of March 1, 1990 between Registrant and David Altschiller.

4.2 Datascope Corp. Stock Option Agreement made as of September 28, 1990 between Registrant and David Altschiller.

4.3 Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and David Altschiller.

4.4 Datascope Corp. Stock Option Agreement made as of March 1, 1990 between Registrant and William L. Asmundson.

4.5 Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and William L. Asmundson.

4.6 Datascope Corp. Stock Option Agreement made as of May 11, 1993 between Registrant and Sjef Ernst.

4.7 Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and Leonard Gottlieb.

4.8 Datascope Corp. Stock Option Agreement made as of December 7, 1988 between Registrant and Joseph Grayzel, M.D.

4.9 Datascope Corp. Stock Option Agreement made as of March 1, 1990 between Registrant and Joseph Grayzel, M.D.

4.10 Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and Joseph Grayzel, M.D.

4.11 Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and Joseph Grayzel, M.D.

4.12 Datascope Corp. Stock Option Agreement made as of February 19, 1993 between Registrant and George Heller.

Exhibit                                                                                               Sequentially
- -------                                                                                                 Numbered
                                                                                                          Page
                                                                                                      ------------
4.13       Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and George Heller.

4.14 Datascope Corp. Stock Option Agreement made as of January 22, 1993 between Registrant and Tracy Moon.

4.15 Datascope Corp. Stock Option Agreement made as of May 18, 1994 between Registrant and Tracy Moon.

4.16 Datascope Corp. Stock Option Agreement made as of May 11, 1994 between Registrant and Gunther Ruttgers.

4.17 Datascope Corp. Stock Option Agreement made as of March 1 1990 between Registrant and Norman M. Schneider.

4.18 Datascope Corp. Stock Option Agreement made as of February 23, 1995 between Registrant and Norman M. Schneider

4.19       Special Stock Grant, from Registrant to Susan Chapman.

4.20       Special Stock Grant, from Registrant to Patricia Shields.

5          Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.

23.1       Consent of Deloitte & Touche, LLP

23.2       Consent of Shereff, Friedman, Hoffman & Goodman, LLP (included in
           Exhibit 5.)

24         Power of Attorney (included in signature page to this Registration
           Statement.)